Exhibit 15

BASEL II – Pillar 3 Disclosures (Consolidated)

1.	SCOPE OF APPLICATION

Pillar 3 disclosures apply to ICICI Bank Limited and its consolidated entities, wherein ICICI Bank Limited is the controlling entity in the group.

Basis of consolidation for capital adequacy

Consolidation for capital adequacy is based on consolidated financial statements of ICICI Bank and its subsidiaries in line with guidelines for consolidated accounting and other quantitative methods vide DBOD.No.BP. BC.72/21.04.018/2001-02 issued by Reserve Bank of India (RBI). The capital charge is computed as per RBI guidelines for implementation of the New Capital Adequacy Framework (Basel II) released in April 2007.

The entities considered for consolidation for capital adequacy include subsidiaries, associates and joint ventures of the Bank, which carry on activities of banking or financial nature as stated in the scope for preparing consolidated prudential reports laid down in RBI’s Basel II guidelines. Entities engaged in insurance business and businesses not pertaining to financial services have been excluded from consolidation for capital adequacy. Investment above 30% in paid-up equity capital of financial entities which are not consolidated for capital adequacy (including insurance entities) and investments in other instruments eligible for regulatory capital status in those entities have been deducted to the extent of 50% from Tier-1 and 50% from Tier-2 capital.

The table below lists ICICI Bank’s financial and non-financial subsidiaries/associates/joint ventures and other entities consolidated for accounting and their treatment in consolidated capital adequacy computations:

Sr.	Name of the entity	Nature of business & consolidation status
No.
1	ICICI Securities Primary Dealership Limited	Securities investment, trading and underwriting
– fully consolidated
2	ICICI Securities Limited	Securities broking & merchant banking
– fully consolidated
3	ICICI Securities Inc.	Securities broking – fully consolidated
4	ICICI Securities Holdings Inc.	Holding company of ICICI Securities Inc.
– fully consolidated
5	ICICI Venture Funds Management Company Limited	Private equity/venture capital fund management
– fully consolidated
6	ICICI Home Finance Company Limited	Housing finance – fully consolidated
7	ICICI Trusteeship Services Limited	Trusteeship services – fully consolidated
8	ICICI Investment Management Company Limited	Asset management – fully consolidated
9	ICICI International Limited	Asset management – fully consolidated
10	ICICI Bank UK PLC	Banking – fully consolidated
11	ICICI Bank Canada	Banking – fully consolidated
12	ICICI Wealth Management Inc.	Wealth management – fully consolidated
13	ICICI Bank Eurasia Limited Liability Company	Banking – fully consolidated
14	ICICI Eco-net Internet and Technology Fund[1]	Venture capital fund – fully consolidated
15	ICICI Equity Fund[1]	Unregistered venture capital fund – fully
consolidated
16	ICICI Emerging Sectors Fund[1]	Venture capital fund – fully consolidated
17	ICICI Strategic Investments Fund[1]	Unregistered venture capital fund
– fully consolidated
18	ICICI Prudential Asset Management Company Limited	Asset management – fully consolidated
19	ICICI Prudential Trust Limited	Trusteeship services – fully consolidated

BASEL II – Pillar 3 Disclosures (Consolidated)

Sr.	Name of the entity	Nature of business & consolidation status
No.
20	TCW/ICICI Investment Partners LLC	Asset management – proportionately consolidated
21	ICICI Prudential Life Insurance Company Limited	Life insurance – consolidated for financial reporting
but not for capital adequacy and deducted from
capital for capital adequacy
22	ICICI Lombard General Insurance Company Limited	General Insurance – consolidated for financial
reporting but not for capital adequacy and
deducted from capital for capital adequacy
23	ICICI Venture Value Fund	Unregistered venture capital fund – consolidated
by equity method
24	ICICI Kinfra Limited[1]	Infrastructure development consultancy –
consolidated for financial reporting but not for
capital adequacy
25	ICICI West Bengal Infrastructure Development	Infrastructure development consultancy –
	Corporation Limited[1]	consolidated for financial reporting but not for
capital adequacy
26	Financial Information Network and Operations	Service provider – consolidated by equity method
	Limited	for financial reporting but not consolidated for
capital adequacy
27	I-Process Services (India) Private Limited	Service provider – consolidated by equity method
for financial reporting but not consolidated for
capital adequacy
28	I-Solutions Providers (India) Private Limited	Service provider – consolidated by equity method
for financial reporting but not consolidated for
capital adequacy
29	NIIT Institute of Finance, Banking and Insurance	Education and training in banking and finance
	Training Limited	– consolidated by equity method for financial
reporting but not consolidated for capital adequacy
30	Loyalty Solutions & Research Limited[1]	Customer relationship management, data
mining and analytics and marketing services –
consolidated for financial reporting but not for
capital adequacy
31	Contests2win.com India Private Limited	Internet portal – consolidated by equity method for
financial reporting but not consolidated for capital
adequacy
32	Crossdomain Solutions Private Limited	Business process outsourcing services -–
consolidated by equity method for financial
reporting but not consolidated for capital adequacy
33	Transafe Services Limited	Logistic products manufacturer -– consolidated
by equity method for financial reporting but not
consolidated for capital adequacy
34	Prize Petroleum Company Limited	Oil exploration and production -– consolidated
by equity method for financial reporting but not
consolidated for capital adequacy
35	I-Ven Biotech Limited[1]	Research and development of biotechnology -
consolidated for financial reporting but not for
capital adequacy

1.	Consolidating entities under Accounting Standard 21.

BASEL II – Pillar 3 Disclosures (Consolidated)

a.	Capital deficiencies

Majority owned financial entities that are not consolidated for capital adequacy purposes and for which the investment in equity and other instruments eligible for regulatory capital status is deducted from capital, meet their respective regulatory capital requirements at all times. There is no deficiency in capital in any of the subsidiaries of the Bank as on March 31, 2009. ICICI Bank maintains an active oversight on all its subsidiaries through their respective Boards and regular updates to the Board of the Bank. On a periodic basis the capital adequacy position of subsidiaries (banking, non-banking & insurance subsidiaries), as per the applicable regulations, is reported to their respective Boards as well as to the Board of the Bank.

b.	Bank’s interest in insurance entities

The book value of the Bank’s total interest in its insurance subsidiaries, which is deducted from capital for capital adequacy under Basel II is detailed in the table below.

			Rupees in billion
Name of the entity	Country of incorporation	Ownership interest	Book value of investment
ICICI Prudential Life Insurance Company Limited	India	73.93%	35.90
ICICI Lombard General Insurance Company Limited	India	73.80%	10.96

The quantitative impact on regulatory capital of using risk weighted investments method versus using the deduction method is set out in the following table:

Rupees in billion
Method	Quantitative impact
Deduction method	46.86
Capital at 9% based on risk weighted assets	4.22

2.	CAPITAL STRUCTURE

a.	Summary information on main terms and conditions/features of capital instruments

As per the RBI capital adequacy norms, ICICI Bank’s regulatory capital is classified into Tier-1 capital and Tier-2 capital.

Tier-1 capital includes paid-up equity capital, statutory reserves, other disclosed free reserves, capital reserves and innovative perpetual debt instruments (Tier-1 bonds) eligible for inclusion in Tier-1 capital that comply with requirement specified by RBI.

Tier-2 capital includes revaluation reserves (if any), general provision and loss reserve, upper Tier-2 instruments (upper Tier-2 bonds) and subordinate debt instruments (lower Tier-2 bonds) eligible for inclusion in Tier-2 capital.

ICICI Bank and its subsidiaries have issued debt instruments that form a part of Tier-1 and Tier-2 capital. The terms and conditions that are applicable for these instruments comply with the stipulated regulatory requirements and where required an independent legal opinion has been obtained for inclusion of these instruments in capital.

Tier-1 bonds are non-cumulative and perpetual in nature with a call option after 10 years. Interest on Tier-1 bonds is payable either annually or semi-annually. These Tier-1 bonds have a step-up clause on interest payment ranging up to 100 bps.

The upper Tier-2 bonds are cumulative and have an original maturity of 15 years with call option after 10 years. The interest on upper Tier-2 bonds is payable either annually or semi-annually. Some of the upper Tier-2 debt instruments have a step-up clause on interest payment ranging up to 100 bps.

The lower Tier-2 bonds (subordinated debt) are cumulative and have an original maturity between 5 to 15 years. The interest on lower Tier-2 capital instruments is payable quarterly, semi-annually or annually.

BASEL II – Pillar 3 Disclosures (Consolidated)

b.    Amount of Tier-1 capital (March 31, 2009)

Rupees in billion
Tier-1 capital elements	Amount
Paid-up share capital/common stock[1]	12.80
Reserves[2]	487.93
Innovative Tier-1 capital instruments	30.17
Minority interest	0.35
Gross Tier-1 capital	531.26
Deductions:
Investment in paid-up equity of financial subsidiaries/associates	23.43
Intangible assets other than goodwill[3]	37.35
Securitisation exposures including credit enhancements	15.60
Goodwill	0.74
Minority interest not eligible for inclusion in Tier-1 capital	0.04
Net Tier-1 capital	454.10

1.	Includes preference shares permitted by RBI for inclusion in Tier-1 capital.
2.	Includes statutory reserves, disclosed free reserves and capital reserves.
3.	Includes losses and deferred tax assets and unamortized early retirement options.

c.	Amount of Tier-2 capital (March 31, 2009)

Rupees in billion
Tier-2 capital elements	Amount
General provisions & loss reserves	16.91
Upper Tier-2 capital instruments	113.66
Lower Tier-2 capital instruments	101.40
Gross Tier-2 capital	231.97
Deductions:
Investments in paid-up equity of financial subsidiaries/associates	23.43
Securitisation exposure including credit enhancement	15.60
Net Tier-2 capital	192.94

d.    Debt capital instruments eligible for inclusion in Tier-1 and Tier-2 capital

			Rupees in billion
	Tier-1	Upper Tier-2	Lower Tier-2
Total amount outstanding at March 31, 2009	30.17	113.66	126.80
Amount raised during current financial year	—	45.21	5.20
Amount eligible to be reckoned as capital funds	30.17	113.66	101.40

BASEL II – Pillar 3 Disclosures (Consolidated)

e.    Total eligible capital (March 31, 2009)

Rupees in billion
Amount
Eligible Tier-1 capital	454.10
Eligible Tier-2 capital	192.94
Total eligible capital	647.04

3.	CAPITAL ADEQUACY

a.	Capital assessment

The Bank is subject to the capital adequacy norms stipulated by the RBI guidelines on Basel II with effect from March 31, 2008. Prior to March 31, 2008, the Bank was subject to the capital adequacy norms as stipulated by the RBI guidelines on Basel I. The RBI guidelines on Basel II require the Bank to maintain a minimum ratio of total capital to risk weighted assets of 9.0%, with a minimum Tier-1 capital adequacy ratio of 6.0%. The total capital adequacy ratio of the Bank at a standalone level as at March 31, 2009 as per the RBI guidelines on Basel II is 15.53% with a Tier-1 capital adequacy ratio of 11.84%. The total capital adequacy ratio of the ICICI Group (consolidated) as at March 31, 2009 as per the RBI guidelines on Basel II is 14.73% with a Tier-1 capital adequacy ratio of 10.34%.

Under Pillar 1 of the RBI guidelines on Basel II, the Bank follows the standardised approach for credit and market risk and basic indicator approach (BIA) for operational risk. The Bank is in the process of setting up a framework for the adoption of the advanced approaches under Basel II for measuring credit, market and operational risks and aims to migrate to these approaches in line with the required approval and time schedule stipulated by RBI.

In view of its transitional arrangements to the Basel II framework, the RBI has prescribed a parallel run under which the Bank calculates capital adequacy under both Basel I and Basel II. Further at March 31, 2009, the Bank is required to maintain capital adequacy based on the higher of the minimum capital required under Basel II or at 90.0% of the minimum capital required under Basel I. The computation under Basel II guidelines results in a higher minimum capital requirement as compared to Basel I and hence as a result the capital adequacy as at March 31, 2009 has been maintained and reported by the Bank as per Basel II guidelines.

The Board of Directors of ICICI Bank maintains an active oversight over the Bank’s capital adequacy levels. In line with the RBI guidelines, the Bank has a Board approved policy for internal capital adequacy assessment process (ICAAP) and the outcomes of the ICAAP are presented to the Board on an annual basis. The ICAAP encompasses the Bank’s capital planning for current and future periods. The Bank determines its capital needs and the optimum level of capital taking into account the Bank’s strategic focus, business plan, growth objectives and any other related factors including:

●	Regulatory capital requirements as per the RBI guidelines on Basel II;

●	Assessment of material risks;

●	Perception of credit rating agencies, shareholders and investors;

●	Future strategy with regard to investments or divestments in subsidiaries; and

●	Evaluation of capital raising options in the form of equity and hybrid/debt capital instruments from domestic and overseas markets, as permitted by RBI from time-to-time.

The Bank also conducts stress tests and scenario analysis and factors the impact of the same in its capital planning process. The Bank formulates its internal capital level targets based on the ICAAP and endeavours to maintain its capital adequacy level in excess of the targeted levels at all times.

Thus, the Bank’s capital assessment and planning for current and future periods reflects the Bank’s capital needs, planned capital consumption, desired level of capital, limits related to capital, management actions/ contingency plan for dealing with divergences and unexpected events and assessment for external and internal sources of capital.

BASEL II – Pillar 3 Disclosures (Consolidated)

b.    Capital requirements for various risk areas (March 31, 2009)

Rupees in billion
Risk area	Amount[1]
Credit risk
Capital required
– Portfolio subject to standardised approach	325.78
– Securitisation exposure	2.36
Market risk
Capital required
– for interest rate risk	41.38
– for foreign exchange (including gold) risk	1.06
– for equity position risk	3.69
Operational risk
Capital required	21.14
Total capital requirement at 9%	395.42
Total capital funds of the Bank	647.04
Total risk weighted assets	4,393.50
Capital adequacy ratio	14.73%

1.	Includes all entities considered for Basel II capital adequacy computation.

Capital adequacy ratio
Capital ratios	Consolidated[1]	ICICI Bank	ICICI Bank	ICICI Bank	ICICI Bank
		Ltd.[1]	UK PLC[2]	Canada[2]	Eurasia LLC[2,3]

Tier-1 capital ratio	10.34%	11.84%	12.06%	18.55%	N.A.
Total capital ratio	14.73%	15.53%	18.38%	19.89%	15.07%

1.	Computed as per RBI guidelines on Basel II.
2.	Computed as per capital adequacy framework guidelines issued by regulators of respective jurisdictions.
3.	Total capital ratio is required to be reported in line with regulatory norms stipulated by Central Bank of Russia.

4.	RISK MANAGEMENT FRAMEWORK

As a financial intermediary, the Bank is exposed to various types of risks including credit, market, liquidity, operational, legal, compliance and reputation risks. The objective of the risk management framework at the Bank is to ensure that various risks are understood, measured and monitored and that the policies and procedures established to address these risks are strictly adhered to.

The key principles underlying the risk management framework at the Bank are as follows:

1.
The Board of Directors has oversight on all the risks assumed by the Bank. Specific Committees of the Board have been constituted to facilitate focused oversight of various risks. Risk Committee reviews risk management policies in relation to various risks including portfolio, liquidity, interest rate, investment policies and strategy, and regulatory and compliance issues in relation thereto. Credit Committee reviews developments in key industrial sectors and the Bank’s exposure to these sectors as well as to large borrower accounts. Audit Committee provides direction to and also monitors the quality of the internal audit function. Asset Liability Management Committee is responsible for managing the balance sheet and reviewing the Bank’s asset-liability position.

2.
Policies approved from time to time by the Board of Directors/Committees of the Board form the governing framework for each type of risk. The business activities are undertaken within this policy framework.

3.
Independent groups and sub-groups have been constituted across the Bank to facilitate independent evaluation, monitoring and reporting of various risks. These control groups function independently of the business groups/ sub-groups.

The risk management framework forms the basis of developing consistent risk principles across the Bank, overseas branches and overseas banking subsidiaries.

Material risks are identified, measured, monitored and reported to the Board of Directors/Board level committees/ Committee of Directors through the following:

BASEL II – Pillar 3 Disclosures (Consolidated)

a.	Key risk indicators

Key risk indicators have been developed pertaining to various risks such as credit risk, interest rate risk, liquidity risk and foreign exchange risk, besides internal audit ratings. These indicators are presented at the end of every quarter.

b.	ICAAP/stress testing

As part of ICAAP, the Bank has conducted stress tests under various historical and hypothetical scenarios and assessed the impact on its capital adequacy. The outcome of such exercise has been reported to RBI as at March 31, 2008.

Stress test is being conducted as per the ICAAP methodology approved by the Board on periodical basis for all the risks and reported to respective committees.

c.	Stress tolerance limits

In line with stress testing results, risk tolerance limits have been formulated for various risks. The actual position against the limits is being periodically reported to respective committees.

d.	Analysis of irregularities

Status of arrears/irregularities is being monitored by independent control group and is reported quarterly to Credit Committee.

e.	Reporting against prudential exposure norms

Status of actual position against prudential exposure limits set by the Board/stipulated by RBI are reported periodically to respective committees.

Measurement of risks for capital adequacy purposes

Under Pillar 1 of the RBI guidelines on Basel II, the Bank currently follows the standardised approach for credit and market risk and basic indicator approach (BIA) for operational risk. The Bank is in the process of setting up a framework for the adoption of the advanced approaches under Basel II and aims to migrate to these approaches in line with the required approval and time schedule stipulated by RBI.

5.	CREDIT RISK

The Bank is exposed to credit risk in its lending operations. Credit risk is the risk of loss that may occur from the failure of any counterparty to abide by the terms and conditions of any financial contract with the Bank, principally the failure to make required payments as per the terms and conditions of the contracts.

Policies and processes

All credit risk related aspects are governed by credit and recovery policy (Credit Policy), approved by the Board of Directors. Credit Policy outlines the type of products that can be offered, customer categories, target customer profile, credit approval process and prudential exposure limits.

Structure and organisation of the credit risk management group

The Global Credit Risk Management Group (GCRMG) is responsible for rating of the credit portfolio, tracking changes in various industries and periodic reporting of portfolio-level changes. The GCRMG is segregated into sub-groups for Corporate, Small Enterprises and Rural Micro-banking and Agri-business Group (RMAG) and Retail businesses.

The overseas banking subsidiaries of the Bank have also established similar structures to ensure adequate risk management, factoring in the risks particular to the respective businesses and the regulatory and statutory guidelines. The risk heads of all overseas banking subsidiaries have a reporting relationship to the Head - Global Risk Management Group (GRMG), in addition to reporting to the Chief Executive Officer of the respective subsidiaries.

Credit risk assessment process

There is a structured and standardised credit approval process including a comprehensive credit risk assessment process, which encompasses analysis of relevant quantitative and qualitative information to ascertain credit rating of the borrower.

BASEL II – Pillar 3 Disclosures (Consolidated)

The credit rating process involves assessment of risk emanating from various sources such as industry risk, business risk, financial risk, management risk, project risk and structure risk. For all corporate and majority of small enterprises, a case-by-case rating is issued based on detailed analysis of the above factors.

In respect of retail advances, the Bank’s credit officers evaluate credit proposals on the basis of the product policy approved by the Retail Credit Forum and the risk assessment criteria defined by the Global Retail Credit Risk Management Group.

Credit approval authorisation structure

The Board of Directors has delegated the authority to the Credit Committee consisting of a majority of independent Directors, the Committee of Directors consisting of whole time Directors, the Committee of Executives, the Regional Committee, Small Enterprise Group Forums and Agricultural Credit Forums, all consisting of designated executives and to individual executives in the case of program/policy based products, to approve financial assistance within certain individual and group exposure limits set by the Board of Directors. The authorization is based on the level of risk and the quantum of exposure, to ensure that the transactions with higher exposure and level of risk are put up to correspondingly higher forum/committee for approval.

In respect of retail loans, all product-level policies require the approval of the Retail Credit Forum, comprising of Executive Director and senior managers. These criteria vary across product segments but typically include factors such as the borrower’s income, the loan-to-value ratio and demographic parameters. The individual credit proposals are evaluated and approved by executives on the basis of the product policies.

Credit risk monitoring process

For effective monitoring of credit facilities, a post-approval authorization structure has been laid down. For Corporate and Small Enterprises and RMAG, Credit Middle Office Group verifies adherence to the terms of the approval prior to commitment and disbursement of credit facilities.

For retail credit, the Bank has established centralised operations to manage operating risk in the various back office processes of the Bank’s retail loan business except for a few operations, which are decentralized to improve turnaround time for customers. A fraud prevention and control group has been set up to manage fraud-related risks through fraud prevention and through recovery of fraud losses. The fraud control group evaluates various external agencies involved in the retail finance operations, including direct marketing associates, external verification associates and collection agencies.

The Bank has a collections unit structured along various product lines and geographical locations, to control delinquency levels. The collections unit operates under the guidelines of a standardised recovery process.

Reporting and measurement

Credit exposure for ICICI Bank is measured & monitored using a centralised exposure management system. The analysis of the composition of the portfolio is presented to the Risk Committee on a quarterly basis.

ICICI Bank complies with the norms on exposure stipulated by RBI for both single borrower as well as borrower group at the consolidated level. Limits have been set by the risk management group as a percentage of the Bank’s consolidated capital funds and are regularly monitored. The utilisation against specified limits is reported to the Committee of Directors and Credit Committee on a periodic basis.

Credit concentration risk

Credit concentration risk arises mainly on account of concentration of exposures under various categories including industry, products, geography, underlying collateral nature and single/group borrower exposures.

Within the corporate portfolio, as a prudential measure in line with better risk management practice, the RBI has prescribed regulatory limits on banks’ maximum exposure to single borrowers and group borrowers. In order to restrict the concentration risk arising out of longer tenure exposure within the prudential limits set by RBI, the Board of ICICI Bank has approved prescribed sub-limits for the maximum long tenor exposure to a particular borrower group.

Limits are stipulated in the credit policy to address concentration risk. Limits have been stipulated on single borrower, group, industry, longer tenure exposure to a group. Exposure of top 10 borrowers and borrower groups for the consolidated Bank are reported to the Committee of Directors on a quarterly basis.

BASEL II – Pillar 3 Disclosures (Consolidated)

Definition and classification of non-performing assets (NPA)

The Bank classifies its advances (loans and debentures in the nature of an advance) into performing and non- performing loans (NPL) in accordance with the extant RBI guidelines.

A NPA is defined as a loan or an advance where:

i)
interest and/or installment of principal remain overdue for more than 90 days in respect of a term loan. Any amount due to the bank under any credit facility is ‘overdue’ if it is not paid on the due date fixed by the Bank;

ii)	the account remains ‘out of order’ in respect of an overdraft/cash credit (OD/CC) facility continuously for 90 days. An account is treated as ‘out of order’ if:

a)	the outstanding balance remains continuously in excess of the sanctioned limit/drawing power, or

b)
where the outstanding balance in the principal operating account is less than the sanctioned limit/drawing power, but there are no credits continuously for 90 days as on the date of the balance sheet, or

c)	credits in the account are not enough to cover the interest debited during the accounting period.

d)
drawings have been permitted in the account for a continuous period of 90 days based on drawing power computed on the basis of stock statements that are more than three months old even though the unit may be working or the borrower’s financial position is satisfactory

e)	the regular/ad hoc credit limits have not been reviewed/renewed within 180 days from the due date/date of ad hoc sanction.

iii)	a bill purchased/discounted by the Bank remains overdue for a period of more than 90 days;

iv)	interest and/or installment of principal in respect of an agricultural loan remains overdue for two crop seasons for short duration crops and one crop season for long duration crops.

Further, NPAs are classified into sub-standard, doubtful and loss assets based on the criteria stipulated by RBI. A sub-standard asset is one, which has remained NPA for a period less than or equal to 12 months. An asset is classified as doubtful if it has remained in the sub-standard category for more than 12 months. A loss asset is one where loss has been identified by the Bank or internal or external auditors or during RBI inspection but the amount has not been written off fully.

The loans of subsidiaries have been classified as non-performing in accordance with the guidelines prescribed by their respective regulators.

a.    Total credit risk exposures (March 31, 2009)

Rupees in billion
Category	Credit exposure
Fund-based facilities	3,594.11
Non-fund based facilities	2,088.20
Total[1]	5,682.31

1.  Includes all entities considered for Basel II capital adequacy computation.

Credit exposure includes exposure towards term loans, working capital facilities (i.e. funded facilities like cash credit, demand loan, temporary limits and non-funded facilities like letter of credit, acceptances, financial guarantee, performance guarantee), sell-down options, securitisation, derivatives, credit derivatives and investments that are held-to-maturity. Direct claims on domestic sovereign (to the extent of Rs. 536.09 billion) and investments covered under specific market risk have been excluded.

b.    Geographic distribution of exposures (March 31, 2009)

		Rupees in billion
	Fund-based	Non-fund based
Domestic	2,615.87	1,799.57
Overseas	978.24	288.63
Total[1]	3,594.11	2,088.20

1.  Includes all entities considered for Basel II capital adequacy computation.

BASEL II – Pillar 3 Disclosures (Consolidated)

c.    Industry-wise distribution of exposures (March 31, 2009)

		Rupees in billion
Industry	Fund-based	Non-fund based
Retail finance[1]	1,477.12	50.57
Banks	28.93	406.36
Crude petroleum/refining & petrochemicals	195.49	221.25
Services - non finance	280.32	113.09
Electronics & engineering	71.73	273.34
Road, port, telecom, urban development & other infrastructure	143.20	178.16
Services - finance	233.10	62.69
Iron/steel & products	126.24	114.42
Power	88.68	102.09
Construction	39.90	103.11
Metal & products (excluding iron & steel)	37.59	95.54
Mutual funds	129.55	0.18
Chemical & fertilisers	74.70	54.81
Food & beverages	110.14	11.62
Wholesale/retail trade	34.55	46.69
Drugs & pharmaceuticals	46.94	28.68
Automobiles	38.30	28.11
Cement	29.36	30.83
Shipping	22.45	36.60
Gems & jewellery	38.41	19.58
Manufacturing products excluding metal	34.26	11.27
Textiles	28.47	13.56
FMCG	25.41	6.06
Mining	16.72	3.83
Venture capital funds	12.01	—
Other industries	230.55	75.77
Total[2]	3,594.11	2,088.20

1.	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit cards, dealer funding (Rs. 11.11 billion) and developer financing (Rs. 49.07 billion).
2.	Includes all entities considered for Basel II capital adequacy computation.

d.	Residual contractual maturity break-down of assets (March 31, 2009)

The maturity pattern of assets as on March 31, 2009 is detailed in the table below.

						Rupees in billion
Maturity buckets	Cash & balance with monetary authority	Balances with banks & money at call and short notice	Investments	Advances	Fixed assets	Other assets	Total assets
1 to 14 days	63.55	137.12	155.35	92.73	0.14	65.36	514.25
15 to 28 days	10.80	7.67	58.72	28.12	0.01	33.54	138.85
29 days to 3 months	17.34	7.51	133.58	105.08	0.16	15.75	279.42
3 to 6 months	14.02	12.30	79.57	135.16	0.29	5.20	246.53
6 months to 1 year	17.23	4.92	103.82	258.43	2.84	7.41	394.64
1 to 3 years	40.60	1.90	334.89	993.96	0.62	14.68	1,386.68
3 to 5 years	2.22	—	56.78	572.66	0.20	5.27	637.12
Above 5 years	10.07	—	253.58	475.68	35.02	112.88	887.19
Total[1]	175.83	171.42	1,176.28	2,661.80	39.27	260.08	4,484.69

1.	Consolidated figures for ICICI Bank Limited, ICICI Bank UK PLC, ICICI Bank Canada, ICICI Bank Eurasia LLC, ICICI Home Finance Company, ICICI Securities and its subsidiaries.

BASEL II – Pillar 3 Disclosures (Consolidated)

e.    Amount of non-performing loans (NPL) (March 31, 2009)

		Rupees in billion
NPL classification	Gross NPLs[1]	Net NPLs[2]
Sub-standard	62.94	39.80
Doubtful	30.39	6.89
- Doubtful 1[3]	18.45	4.62
- Doubtful 2[3]	5.02	2.27
- Doubtful 3[3]	6.92	—
Loss	5.05	—
Total[4,5]	98.38	46.69
NPL Ratio	3.62%	1.75%

1.	Gross NPL ratio is computed as a ratio of Gross NPLs to Gross Advances.
2.	Net NPL ratio is computed as a ratio of Net NPLs to Net Advances.
3.	Loans classified as NPL for 456-820 days are classified as Doubtful 1, 820-1,550 days as Doubtful 2 and above 1,550 days as Doubtful 3.
4.	Includes advances portfolio of ICICI Bank Limited, banking subsidiaries and ICICI Home Finance Company.
5.	Identification of loans as non-performing is in line with the guidelines issued by regulators of respective entities.

f.	Movement of NPL

		Rupees in billion
	Gross	Net
Opening balance as on April 1, 2008	76.42	35.20
Additions during the year[1,2]	51.93	20.69
Reductions during the year	(29.97)	(9.20)
Closing balance as on March 31, 2009	98.38	46.69

1.	The difference between the opening and closing balance (other than accounts written off during the year) of NPLs in retail loans is included in additions during the year.
2.	Includes advances portfolio of ICICI Bank Limited, banking subsidiaries and ICICI Home Finance Company.

g.	Movement of provisions for NPL

Rupees in billion
Amount
Opening balance as on April 1, 2008	39.76
Provisions made during the year[1]	36.04
Write-off	(23.22)
Write-back of excess provisions	(0.89)
Closing balance as on March 31, 2009[2]	51.69

1.	The difference between the opening and closing balances (adjusted for write-off and sale of NPAs during the year) of provisions for retail loans is included in provisions made during the year.
2.	Includes provision on advances portfolio of ICICI Bank Limited, banking subsidiaries and ICICI Home Finance Company.

h.	Amount of non-performing investments (NPI) in securities, other than government and other approved securities

Rupees in billion
Amount[1]
Gross NPI as on March 31, 2009	11.82
Total provisions held on NPI	8.78
Net NPI as on March 31, 2009	3.04

1.  Consolidated figures for ICICI Bank Limited, banking subsidiaries and ICICI Home Finance Company.

BASEL II – Pillar 3 Disclosures (Consolidated)

i.     Movement of provisions for depreciation on investments1

Rupees in billion
Amount
Opening balance as on April 1, 2008	16.24
Provisions made during the year	33.97
(Write-off)/(write-back) of excess provisions during the year	(7.78)
Closing balance as on March 31, 2009[2,3]	42.43

1.	After considering movement in appreciation on investments.
2.	Includes all entities considered for Basel II capital adequacy computation.
3.
During the year certain investments were reclassified from AFS category to ‘loans and receivables’ category in ICICI Bank UK PLC, in accordance with ammendments made to the applicable accounting standards in October 2008. Had this reclassification not been done, additional provisions on investments amounting to US$ 10.5 million would have been done.

6.	CREDIT RISK: PORTFOLIOS SUBJECT TO THE STANDARDISED APPROACH

a.	External ratings

The RBI guidelines on Basel II require banks to use ratings assigned by specified External Credit Assessment Institutions (ECAIs) namely CRISIL, CARE, ICRA & Fitch (India) for domestic counterparties and Standard & Poors, Moodys and Fitch for foreign counterparties.

ICICI Bank uses an internal ratings mechanism for rating its clients, which is validated at regular intervals with the assistance of ECAIs like CRISIL to ensure the model is in line with market participants. However, the Bank uses external ratings for the purposes of computing capital adequacy as per the RBI guidelines on Basel II.

The prevalence of entity level credit ratings in the Indian market is limited and the instrument/facility-specific credit rating of corporates is more commonly used. Hence, while arriving at risk-weighted assets for credit risk under the standardised approach, facility-specific credit ratings of the corporates have been used to determine the ratings of the counterparty using the conditions specified in the RBI guidelines on Basel II.

As per the RBI guidelines on Basel II, the external rating of the facilities of the counterparty is contingent upon the ratings of the instrument rated by the credit rating agency for the counterparty as at the period of capital adequacy computation. The RBI guidelines outlines specific conditions for facilities that have multiple ratings. In this context, the lower rating, where there are two ratings and the second-lowest rating where there are three or more ratings, are used for a given facility. The mapping of external ratings to Bank’s facility has been undertaken on a case by case basis, using Bank’s exposure as at March 31, 2009. In line with the RBI guidelines, an unrated short term claim on a counterparty is assigned a risk weight of at least one level higher than the risk weight applicable to the rated short term claim on that counterparty. Ratings for mutual fund schemes, corporate bonds and securitisation tranches have also been obtained from the ratings mapping provided by the rating agencies.

b.	Credit exposures by risk weights

The table below discloses the amount of credit exposures in three major risk buckets as at March 31, 2009

Rupees in billion
Exposure category	Amount outstanding[1]
Less than 100% risk weight	1,758.84
100% risk weight	3,189.22
More than 100% risk weight	706.73
Deductions	27.51
Total[2]	5,682.31

1.	Includes credit exposures and excludes direct claims on sovereign and investments covered under specific market risk.
2.	Includes all entities considered for Basel II capital adequacy computation.

BASEL II – Pillar 3 Disclosures (Consolidated)

7.	CREDIT RISK MITIGATION

a.	Credit risk mitigation policy

The Bank defines collateral as the assets or rights provided to the Bank by the borrower or a third party in order to secure a credit facility. The Bank would have the rights of secured creditor in respect of the assets/ contracts offered as security for the obligations of the borrower/obligor.

Collateral valuation and management

As stipulated by the RBI guidelines, the Bank uses the comprehensive approach for collateral valuation. Under this approach, the Bank reduces its credit exposure to a counterparty when calculating its capital requirements to the extent of risk mitigation provided by the eligible collateral as specified in the Basel II guidelines.

The Bank adjusts the value of any collateral received to adjust for possible future fluctuations in the value of the collateral in line with the requirements specified by RBI guidelines. These adjustments, also referred to as ‘haircuts’, to produce volatility-adjusted amounts for collateral, are reduced from the exposure to compute the capital charge based on the applicable risk weights.

Types of collateral taken by the Bank

ICICI Bank determines the appropriate collateral for each facility based on the type of product and counterparty. In case of corporate and small and medium enterprises financing, fixed assets are generally taken as security for long tenor loans and current assets for working capital finance. For project finance, security of the assets of the borrower and assignment of the underlying project contracts is generally taken. In addition, in some cases, additional security such as pledge of shares, cash collateral, charge on receivables with an escrow arrangement and guarantees is also taken.

For retail products, the security to be taken is defined in the product policy for the respective products. Housing loans and automobile loans are secured by the security of the property/automobile being financed. The valuation of the properties is carried out by an approved valuation agency at the time of sanctioning the loan.

The Bank also offers products which are primarily based on collateral such as shares, specified securities, warehoused commodities and gold jewellery. These products are offered in line with the approved product policies which include types of collateral, valuation and margining.

The Bank extends unsecured facilities to higher rated clients and for certain products such as derivatives, credit cards and personal loans. The limits structure with respect to unsecured facilities has been approved by the Board of Directors.

The decision on the type and quantum of collateral for each transaction is taken by the credit approving authority as per the credit approval authorisation approved by the Board of Directors. For facilities provided as per approved product policies (retail products, loan against shares etc.), collateral is taken in line with the policy.

The RBI guidelines on Basel II allow specified types of collateral to be eligible for obtaining capital relief. In line with the RBI guidelines, the Bank has framed a policy on collateral management and credit risk mitigation. The Bank reckons the permitted collateral for capital relief when the collateral fulfill the conditions stipulated for eligibility by RBI in its guidelines on Basel II.

The processes for capital computation and credit risk mitigation based on Basel II guidelines are consistent across subsidiaries of the Bank.

Concentrations within credit risk mitigation

The RBI guidelines in addition to its stipulated pre-conditions for collateral eligibility require that there should not be a material positive correlation between the credit quality of the counterparty and the value of the collateral being considered. GCRMG conducts the assessment to identify any material positive correlation. Based on the assessment the collateral is included or excluded as an eligible credit risk mitigant. Currently, the Bank does not have any concentration risk within credit risk mitigation.

b.	Portfolio covered by eligible financial collateral

The RBI guidelines allow specified types of financial collateral subject to fulfillment of certain conditions, to be eligible for providing capital relief. This includes cash (deposited with the Bank), gold (including bullion

BASEL II – Pillar 3 Disclosures (Consolidated)

and jewellery, subject to collateralized jewellery being benchmarked to 99.99% purity), securities issued by Central and State Governments, Kisan Vikas Patra, National Savings Certificates, life insurance policies with a declared surrender value issued by an insurance company which is regulated by the insurance sector regulator, certain debt securities rated by a recognized credit rating agency, mutual fund units where daily Net Asset Value (NAV) is available in public domain and the mutual fund is limited to investing in the instruments listed above. The Bank reckons the permitted financial collateral for capital relief when the financial collateral fulfill the conditions stipulated for eligibility by RBI in its guidelines on Basel II.

The table below details the total exposure that is covered by eligible financial collateral as at March 31, 2009.

Rupees in billion
Exposures covered by eligible financial collateral	Amount[1]
Exposure before considering eligible financial collateral	208.31
Exposure after considering eligible financial collateral	162.80

1.  Includes all entities considered for Basel II capital adequacy computation.

8.	SECURITISATION

a.	Securitisation objectives and policies Objectives

The Bank’s primary objective of securitization activities is to increase the efficiency of capital and enhance the return on capital employed by diversifying sources of funding.

Roles played by the Bank

In securitization transactions backed by assets either originated by the Bank or third parties, the Bank plays the following major roles:

●	Underwriter: allowing un-subscribed portions of securitized debt issuances, if any to devolve on the Bank, with the intent of selling at a later stage.

●
Investor/trader/market-maker: acquiring investment grade securitized debt instruments backed by financial assets originated by third parties for purposes of investment/trading/market-making with the aim of developing an active secondary market in securitized debt.

●	Structurer: structuring appropriately in a form and manner suitably tailored to meet investor requirements while being compliant with extant regulations.

●
Provider of liquidity facilities: addressing temporary mismatches on account of the timing differences between the receipt of cash flows from the underlying performing assets and the fulfillment of obligations to the beneficiaries.

●
Provider of credit enhancement facilities: addressing delinquencies associated with the underlying assets, i.e. bridging the gaps arising out of credit considerations between cash flows received/collected from the underlying assets and the fulfillment of repayment obligations to the beneficiaries.

●
Provider of collection and processing services: collecting and/or managing receivables from underlying obligors, contribution from the investors to securitisation transactions, making payments to counterparties/ appropriate beneficiaries, reporting the collection efficiency and other performance parameters and providing other services relating to collections and payments as may be required for the purpose of the transactions.

b.	Summary of the Bank’s accounting policies for securitisation activities

The Bank transfers commercial and consumer loans through securitisation transactions. The transferred loans are de-recognised and gains/losses are accounted for only if the Bank surrenders the rights to benefits specified in the loan contracts. Recourse and servicing obligations are accounted for net of provisions.

In accordance with the RBI guidelines, with effect from February 1, 2006, the Bank accounts for any loss arising from securitisation immediately at the time of sale and the profit/premium arising from securitisation is amortised over the life of the securities issued or to be issued by the special purpose vehicle to which the assets are sold. In the case of loans sold to an asset reconstruction company, the gain, if any, is ignored.

BASEL II – Pillar 3 Disclosures (Consolidated)

Key assumptions in measuring the fair value of retained interests at the date of sale or securitisation during the year ended March 31, 2009 and also for subsequent measurement of retained interests as on March 31, 2009 are given in the table below.

	Auto	Personal	Two wheeler	Mortgage
	loans	loans	loans	loans
Discount rate	7.0% to 15.8%	7.0% to 25.6%	7.0% to 18.8%	7.0% to 10.2%
Constant prepayment rate (per annum)	15.0%	42.0%	12.0%	10.0%
Anticipated net credit losses (per annum)[1]	0.4% to 1.4%	3.2% to 10.0%	1.1%	0% to 1.0%

1.  Applicable for single product pools.

c.	Rating of securitisation exposures

Ratings obtained from ECAIs are used for rating securisation exposures. Presently, the type of securitisation exposures, for which these ratings are used, are:

●	Securitized debt instruments/pass through certificates (PTCs);

●	Second loss credit enhancement facility; and

●	Liquidity facility.

d.	Break-up of total outstanding exposures securitised by exposure type (March 31, 2009)

		Rupees in billion
Exposure type		Amount[1,2]
Vehicle/equipment loans		69.05
Home & home equity loans		29.77
Personal loans		24.06
Corporate loans
a.	Deals originated in current year where the Bank does not have any retained exposure	4.75
b.	Deals originated in current year where the Bank has retained exposure	—
c.	Deals originated prior to current year where the Bank does not have any retained exposure	6.20
Total		133.83

1.	The amounts represent the outstanding principal as on March 31, 2009 for securitisation deals.
2.	Includes direct assignments.

e.	(i) Amount of impaired/past due assets securitized

The Bank has not securitized any impaired/past due assets.

e.   (ii)  Break-up of securitisation losses (net) by exposure type

Rupees in billion
Exposure type	Fiscal 2009
Vehicle/equipment loans	1.35
Home & home equity loans	—
Personal loans	0.67
Corporate loans	—
Mixed asset pool	1.19
Total[1]	3.21

1.  Includes direct assignments.

BASEL II – Pillar 3 Disclosures (Consolidated)

f.    Break-up of aggregate amount of securitisation exposures retained or purchased by exposure type1

Rupees in billion
Exposure type	March 31, 2009
Vehicle/equipment loans	35.41
Home & home equity loans	50.93
Personal loans	24.94
Corporate loans	4.15
Mixed asset pool	33.54
Total[2,3]	148.97

1.
Securitisation exposures, include, but are not restricted to, securities, liquidity facilities, other commitments and credit enhancements such as interest only strips, cash collateral accounts and other subordinated assets.

2.	Includes direct assignments.
3.	Net of provisions.

g.	(i) Risk weight bands break-up of aggregate amount of securitisation exposures retained or purchased

Rupees in billion
Risk weight bands	March 31, 2009
Less than 100%	68.60
100%	48.61
More than 100%	0.56
Total[1]	117.77

1. Includes direct assignments.

g.	(ii) Break-up of securitisation exposures deducted from capital by exposure type

			Rupees in billion
	Exposures	Credit enhancement	Other exposures
Exposure type	deducted entirely	(interest only) deducted	deducted from total
	from Tier-1 capital[1,4]	from total capital[2,4]	capital [3,4]
Vehicle/equipment loans	—	1.55	7.96
Home & home equity loans	—	0.07	2.09
Personal loans	—	2.39	7.32
Corporate loans	—	—	—
Mixed assets	—	0.42	9.39
Total	—	4.43	26.76

1.	This includes gain on sale of assets.
2.	Includes subordinate contribution amount deducted from capital.
3.	Includes credit enhancements and capital deducted on PTCs originated by ICICI Bank as well as devolved PTCs & PTCs purchased in case of third party originated securitisation transactions.
4.	Includes direct assignments.

BASEL II – Pillar 3 Disclosures (Consolidated)

h.    (i)   Total number and book value of loan assets securitised – by type of underlying assets

Rupees in billion, except number of loans securitised
	Fiscal 2008		Fiscal 2009[1]
Underlying asset type	Total number of loan assets securitized	Total book value of loan assets securitised	Total number of loan assets securitized	Total book value of loan assets securitized
Vehicle/equipment loans	585,779	83.34	—	—
Home & home equity loans	—	—	7,050	3.83
Personal loans	564,147	54.21	—	—
Corporate loans	5	3.30	3	4.75
Total	1,149,931	140.85	7,053	8.58

1.	Includes direct assignments.

h.	(ii) Summary of securitisation activity

		Rupees in billion
	Fiscal 2008	Fiscal 2009[1]
Sale consideration received for the securitised assets	142.47	8.62
Net gain/(loss) on account of securitisation[2]	0.17	(3.21)

1.	Includes direct assignments.
2.	Represents loss booked upfront, gain/(loss) on deal closures, gain amortised during the period & expenses relating to utilisation of credit enhancement.

h.	(iii) Summary of form and quantum of services provided

		Rupees in billion
	March 31, 2008	March 31, 2009[1]
Outstanding credit enhancement	44.86	40.92
– Funded	15.70	13.19
– Non-funded	29.16	27.73
Outstanding liquidity facility	7.74	6.85
Net outstanding servicing asset/(liability)	1.36	0.75
Outstanding subordinate contributions	11.80	9.15

1.	Includes direct assignments.

9.	MARKET RISK IN TRADING BOOK

a.	Market risk management policy Risk management policies

Market risk is the possibility of loss arising from changes in the value of a financial instrument as a result of changes in market variables such as interest rates, exchange rates, credit spreads and other asset prices. The market risk for the Bank and each of its banking subsidiaries is managed in accordance with the investment policies, which are approved by the respective Boards. These policies ensure that operations in securities, foreign exchange and derivatives are conducted in accordance with sound and acceptable business practices and are as per the extant regulatory guidelines, laws governing transactions in financial securities and the financial environment. The policies are reviewed periodically to incorporate therein, changed business requirements, economic environment and revised policy guidelines.

BASEL II – Pillar 3 Disclosures (Consolidated)

Risk management objectives

The Bank manages its market risk with the broad objectives of:

1.	Optimizing interest rate & liquidity risk in the banking book to achieve desired duration of equity.
2.	Management of interest rate risk and currency risk of the investment portfolio.
3.	Proper classification, valuation and accounting of investment portfolio.
4.	Adequate and proper reporting of investments and derivative products.
5.	Compliance with regulatory requirements.
6.	Effective control over the operation and execution of market related transactions.

Structure and organisation of the market risk management function

The Board approved committees review and approve the policies for the management of market risk. These committees lay down the policies for the market risk and the interest rate risk/liquidity risk on the balance sheet within the broad guidelines approved by the Board.

The market risk management group, which is an independent function, reports to head of GRMG. The market risk management group within GRMG exercises independent control over the process of market risk management and recommends changes in processes and methodologies for measuring market risk.

To comply with the home and host country regulatory guidelines and to have independent control groups there is clear functional separation of:

●	Trading i.e. front Office,
●	Monitoring & control i.e. middle office and
●	Settlements.

Strategies and processes

Internal control system

Treasury operations warrant elaborate control procedures. Keeping this in view, the following guidelines are followed for effective control of the treasury operations:

1.	Delegation

Suitable delegation of administrative powers has been put in place for treasury operations. All investment decisions are vested in the sub-committees of the Board. However, keeping in view the size of the investment portfolio and the variety of securities that the Bank has been dealing in, authority for investment decisions has been delegated to various dealers depending on exigencies of business.

Treasury Middle Office Group (TMOG) is responsible for an independent check of the transactions entered into by the front office. It also monitors the various limits, which have been laid down in the Investment Policy.

2.	System controls

The systems facilitate straight through processing of deals and have adequate data integrity controls. The deal slips generated from the systems contain names of the dealers along with other relevant deal details. These are used for audit and control purpose.

3.	Exception handling processes

The Investment Policy sets out deal-size limits for various products. Various coherence checks have been inserted in the system for ensuring that the appropriate deal size limits are enforced to minimize exceptions.

The scope and nature of risk reporting and/or measurement systems

Reporting

The Bank periodically reports on the various investments and their related risk measures to the senior management and the committees of the Board. The Bank also periodically reports to its various regulators in compliance with regulatory requirements.

BASEL II – Pillar 3 Disclosures (Consolidated)

Measurement

The Bank along with its subsidiaries has devised various risk metrics for different products and investments in line with global best practices. These risk metrics are measured and reported to the senior management independently by TMOG. Some of the risk metrics adopted by the Bank for monitoring its risks are Value-at- Risk, Duration of Equity (DoE), Modified Duration/PV01, Stop Loss amongst others. Based on the risk appetite of the Bank, limits are placed on the risk metrics which is monitored on a periodic basis.

Hedging & mitigation

Limits on positions that can be maintained are laid out in the relevant policies. All business groups are required to operate within these limits.

Hedge transactions for banking book transactions are periodically assessed for hedge effectiveness as per home and host country financial guidelines.

b.   Capital requirements for market risk (March 31, 2009)

Rupees in billion
Risk category	Amount[1]
Capital required
– for interest rate risk	41.38
– for foreign exchange (including gold) risk	1.06
– for equity position risk	3.69

1.  Includes all entities considered for Basel II capital adequacy computation.

10.	OPERATIONAL RISK

a.	Operational risk management framework

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people or systems, or from external events. Operational risk includes legal risk but excludes strategic and reputational risk. Operational risk is inherent in the Bank’s business activities in both domestic as well as overseas operations and, like other risk types, is managed through an overall framework with checks and balances.

Objectives

The objective of the Bank’s operational risk management is to manage and control operational risks in the manner specified in the Operational Risk Management Policy (the Policy). The Policy aims at the following:

●	Clear ownership and accountability for management and mitigation of operational risk;
●	Help business and operations to improve internal controls, reduce likelihood of occurrence of operational risk incidents and minimize potential impact of losses ;
●	Minimize losses and customer dissatisfaction due to failure in processes; and
●	Develop comprehensive operational risk loss database for effective mitigation.

Operational risk management governance & framework

The Bank’s operational risk management governance and framework risk is defined in the Policy. While the Policy provides a broad framework, detailed standard operating procedures for operational risk management processes are established. For the purpose of robust quality of operational risk management across the Bank, the operational risk management processes of the Bank have been ISO 9001 certified.

The Policy specifies the composition, roles and responsibilities of Operational Risk Management Committee (ORMC). In line with the RBI guidelines, an independent Operational Risk Management Group (ORMG) was set up in 2006. The key elements in the operational risk management framework include:

●	Identification and assessment of operational risks and controls;
●	New products and processes approval framework;
●	Measurement through incident and exposure reporting;
●	Monitoring through key risk indicators; and
●	Mitigation through process & controls enhancement and insurance.

BASEL II – Pillar 3 Disclosures (Consolidated)

Identification and assessment

Operational risks and controls across the Bank are documented and updated regularly. ORMG facilitates the business and operation groups for carrying out self assessment on a periodic basis. Risk mitigation plans are monitored to ensure timely mitigation of risks. Internal controls are tested by Internal Audit and the teams administering compliance of Sarbanes Oxley Act in the Bank. The testing results are incorporated in the operational risk assessment. The new product and process approval framework facilitates detailed review of risks in the products/processes prior to the launch.

Measurement, monitoring, mitigation and reporting

Transactions resulting in operational losses are recorded in a separate operational risk account and are regularly reported. The Bank has initiated steps to measure bank-wide operational value-at-risk that would facilitate migration to the Advanced Measurement Approach. Root cause analysis is carried out for the significant operational risk incidents reported and corrective actions are incorporated back into respective processes.

Operational risk exposures and risk mitigation plans are monitored by ORMC. Operational risk management status is updated to the Board on a half-yearly basis. Bank-wide operational risk profile is monitored by the Board on a periodic basis. Operational risk profiles are presented to the business and operations management on a periodic basis.

For facilitating comprehensive operational risk management, the Bank is in the process of implementing operational risk management application software during the year ending March 31, 2010.

Operational risk management in international locations

ORMG is responsible for design, development and continuous enhancement of the operational risk management framework across the Bank including overseas banking subsidiaries and overseas branches. While the common framework is adopted, suitable modifications in the processes are carried out depending upon the requirements of the local regulatory guidelines, if any.

b.   Capital requirement for operational risk (March 31, 2009)

As per the mandate from RBI, the Bank had adopted Basic Indicator Approach for computing capital charge for operational risk. Based on the timelines given by RBI for adopting advanced approaches, the Bank has taken up quantitative and qualitative steps to migrate to advanced approaches.

Rupees in billion
Amount[1]
Capital required for operational risk as per Basic Indicator Approach	21.14

1.  Includes all entities considered for Basel II capital adequacy computation.

11.	INTEREST RATE RISK IN THE BANKING BOOK (IRRBB)

a.	Risk Management Framework for IRRBB

Interest rate risk is the risk of potential variability in earnings and capital value resulting from changes in market interest rates. Interest rate risk in the banking book refers to the risk associated with interest rate sensitive instruments that are not held in the trading book of the Bank. The Bank holds assets, liabilities and off balance sheet items across various markets with different maturity or re-pricing dates and linked to different benchmark rates, thus creating exposure to unexpected changes in the level of interest rates in such markets.

Organizational set-up

Asset Liability Management Committee (ALCO) is a Committee of the Board of Directors with responsibility of management of the balance sheet of the Bank with a view to manage the market risk exposure assumed by the Bank within the risk parameters laid down by the Board of Directors/Risk Committee. Structural Rate Risk Management Group (SRRMG) manages the risk in domestic operations whereas the Asset Liability Management (ALM) groups in overseas branches are responsible for the risk at their respective branches, under direction of the Bank’s ALM team for overseas branches. The Board of Directors/Risk Committee/ALCO have oversight on the functioning of the other entities in the group, including with respect to management of IRRBB. The treasuries at these entities manage the IRRBB within the parameters approved by respective Boards.

BASEL II – Pillar 3 Disclosures (Consolidated)

The ALM Policy of the Bank contains the prudential limits on liquidity and interest rate risk, as prescribed by the Board of Directors/Risk Committee/ALCO. Any amendments to the ALM Policy can be proposed by business group(s), in consultation with the market risk and compliance teams and are subject to approval from Board of Directors/Risk Committee/ALCO, as per the authority defined in the Policy. The amendments so approved by ALCO are presented to the Board of Directors/Risk Committee for information.

TMOG is responsible for preparing the various reports to monitor the adherence to the prudential limits as per the ALM Policy. These limits are monitored on a regular basis at various levels of periodicity. Breaches, if any, are duly reported to Board of Directors/Risk Committee/ALCO, as may be required under the framework defined for approvals/ratification. Whenever the indicators point to an adverse impact on account of IRRBB, ALCO suggests necessary corrective actions and re-alignment measures in order to mitigate the risk.

Each of the other entities in the Group, wherever applicable, also have organizational set ups and policies that address the risks defined above.

Risk measurement and reporting framework

The Bank proactively manages impact of IRRBB as a part of its ALM activities. ALM policy defines the different types of interest rates risks that are to be monitored, measured and controlled. ALCO decides strategies for managing IRRBB at the desired level. Further, ALCO periodically gives direction for management of interest rate risk on the basis of its expectations of future interest rates. Based on the guidance, SRRMG and ALM groups (in overseas branches) manage the IRRBB with the help of various tools viz. gap analysis, earnings at risk (EaR), duration of equity (DoE), stress testing for basis risk etc. These tools are detailed hereunder:

●
Gap analysis: The interest rate gap or mismatch risk is measured by calculating gaps over different time intervals as at a given date. This static analysis measures mismatches between rate sensitive liabilities (RSL) and rate sensitive assets (RSA) (including off-balance sheet positions and trading positions). The report is prepared fortnightly by grouping rate sensitive liabilities, assets and off-balance sheet positions into time buckets according to residual maturity or next re-pricing period, whichever is earlier. The difference between RSA and RSL for each time bucket signifies the gap in that time bucket. The direction of the gap indicates whether net interest income is positively or negatively impacted by a change in interest rates and the magnitude of the gap approximates the change in net interest income for any given interest rate shift. There are bucket-wise limits that are linked to networth of the Bank.

●
EaR: From an EaR perspective, the gap reports indicate whether the Bank is in a position to benefit from rising interest rates by having a positive gap (RSA > RSL) or whether it is in a position to benefit from declining interest rates by a negative gap (RSL > RSA). The Bank monitors the EaR of NII to a 100 basis points adverse change in the level of interest rates. The magnitude of the impact as a percentage of the NII gives a fair measure of the earnings risk that the Bank is exposed to.

●
Stress test for basis risk: The assets and liabilities on the balance sheet are priced based on multiple benchmarks and when interest rates fluctuate, all these various yield curves may not necessarily move in tandem exposing the balance sheet to basis risk. Therefore, over and above the EaR, the Bank measures the impact of different movement in interest rates across benchmark curves. Various scenarios of interest rate movements (across various benchmark yield curves) are identified and the worst-case impact is measured as a percentage of the aggregate of Tier-1 and Tier-2 capital. These scenarios take into account the magnitude as well as the timing of various interest rate movements (across curves).

●
DoE: Change in the interest rates also have a long-term impact on the market value of equity of the Bank, as the economic value of the Bank’s assets, liabilities and off-balance sheet positions get affected. Duration is a measure of interest rate sensitivity of assets, liabilities and also equity. It may be defined as the percentage change in the market value of an asset or liability (or equity) for a given change in interest rates. Thus DoE is a measure of by how much the market value of equity of a firm would change for the identified change in the interest rates. The Bank uses DoE as a part of framework to manage IRRBB for its domestic and overseas operations and has devised limits for the above risk metrics in order to monitor and manage IRRBB. The utilization against these limits is computed for appropriate interest rate movements and monitored periodically.

Most of the other entities in the Group, wherever applicable, also monitor IRRBB through similar tools and limit framework.

BASEL II – Pillar 3 Disclosures (Consolidated)

Marked-to-market (MTM) on the trading book

In addition to the above, the price risk of the trading book is monitored through a framework of daily and cumulative trigger limits. The trading book includes securities held for SLR purposes, all fixed income securities in available for sale (AFS) and held for trading (HFT) book, interest rate swaps, and any other derivatives, which have to be marked to market. The management of price risk of the trading book is detailed in the investment policy. MTM on trading book of other entities in the Group is also monitored as described above.

Hedging policy

Depending on the underlying asset or liabilities and prevailing market conditions, the Bank enters into hedge transactions for the banking book. The Bank has a policy for undertaking hedge transactions. These hedges are periodically assessed for hedge effectiveness as per the applicable financial guidelines.

b.	Level of interest rate risk

The following table sets forth, using the balance sheet as at March 31, 2009 as the base, one possible prediction of the impact of changes in interest rates on net interest income for the year ending March 31, 2009, assuming a parallel shift in the yield curve:

	Change in interest rates (in basis points)
Currency	(100)	(50)	50	100
	Impact on NII (Rupees in million)
INR	(83.9)	(42.0)	42.0	83.9
US$	(647.6)	(323.8)	323.8	647.6
JPY	121.1	60.6	(60.6)	(121.1)
GBP	(534.6)	(267.3)	267.3	534.6
EURO	118.8	59.4	(59.4)	(118.8)
CHF	17.5	8.8	(8.8)	(17.5)
CAD	(490.2)	(245.1)	245.1	490.2
Others	92.9	46.4	(46.4)	(92.9)
Total[1]	(1,406.0)	(703.0)	703.0	1,406.0

1.	Consolidated figures for ICICI Bank Limited, ICICI Bank UK PLC, ICICI Bank Canada, ICICI Bank Eurasia LLC, ICICI Home Finance Company, ICICI Securities and its subsidiaries.

As on March 31, 2009, impact on economic value of equity is as follows:

	Change in interest rates (in basis points)
Currency	(100)	(50)	50	100
	Impact on Economic Value[1,2] (Rupees in million)
INR	29,704.0	14,852.0	(14,852.0)	(29,704.0)
US$	1,119.9	560.0	(560.0)	(1,119.9)
JPY	664.6	332.3	(332.3)	(664.6)
GBP	(601.8)	(300.9)	300.9	601.8
EURO	(361.4)	(180.7)	180.7	361.4
CHF	22.3	11.2	(11.2)	(22.3)
CAD	(964.1)	(482.1)	482.1	964.1
Others	175.7	87.9	(87.9)	(175.7)
Total[3]	29,759.3	14,879.7	(14,879.7)	(29,759.3)

1.	The economic value has been computed assuming parallel shifts in the yield curves across all currencies.
2.
For INR, coupon and yield of 7% across all time buckets have been assumed. For other currencies, coupon and yield of currency wise Libor/swap rates have been assumed across all time buckets that are closest to the mid point of the time buckets.

3.	Consolidated figures for ICICI Bank Limited, ICICI Bank UK PLC, ICICI Bank Canada, ICICI Bank Eurasia LLC, ICICI Home Finance Company, ICICI Securities and its subsidiaries.